EXHIBIT 99.1

Vitran Appoints New U.S. LTL President

TORONTO, Jan. 10, 2012 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American LTL transportation and supply chain firm, today announced the appointment of Chris Keylon to the position of President, Vitran Express U.S. effective January 18, 2012. Mr. Keylon will be responsible for all U.S. LTL operations and report directly to Rick Gaetz, Vitran's President & Chief Executive Officer. Chris succeeds Mark Kosovec who will stay on in an advisory role.

Mr. Gaetz commented, "I am extremely pleased to have Chris join Vitran. He brings with him 16 years experience with FedEx Freight most recently as Senior Vice President of Operations. Chris' network and management experience will be an asset to Vitran as we develop and grow a successful U.S. LTL operation."

Mr. Gaetz further added, "I am appreciative and thankful of Mark Kosovec's leadership through a very intense operating and IT integration, during a difficult economic time frame and pleased that he will remain available to us in a special advisory capacity."

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload and supply chain services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

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This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws.  Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus",  "should", "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

CONTACT: Richard Gaetz, President/CEO
         Vitran Corporation Inc.
         416/596-7664